UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 19, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 19, 2005, Digital Video Systems, Inc. (the "Company") received a letter (the "Letter") from The Nasdaq Stock Market ("Nasdaq") Staff (the "Staff") stating that the Company was not in compliance with Marketplace Rule 4310(c)(2) - Qualification Requirements for Domestic and Canadian Securities, specifically with respect to the stockholders' equity/market value of listed securities/net income requirements. The Staff's analysis regarding the Company's stockholders' equity compliance was based, in part, on the impact of a legal judgment in favor of its former Chief Executive Officer, entered against the Company in the amount of approximately $3.4 million, which left the Company with a stockholders deficit of ($311,000).

The Company was invited to address these issues in a written submission to the Listing Qualifications Panel (the "Panel"), which will consider whether continued listing on the Nasdaq SmallCap Market is appropriate. On April 26, 2005, the Company submitted a letter to the Panel noting that it is still in negotiations with its former Chief Executive Officer and that it hopes to reach an agreement with her that will result in the Company regaining compliance with the equity capital requirements under the Nasdaq Marketplace Rules. No date has been set for the Panel to meet to consider this issue. Pending the Panel's decision, the shares of the Company's common stock will continue to trade on The Nasdaq SmallCap Market. In the event that the Company's securities are delisted from The Nasdaq SmallCap Market, the Company expects that the Company's securities will eligible for quotation on the OTC Bulletin Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: April 27, 2005